THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

COMMON STOCK PURCHASE WARRANT

Certificate Representing 90,909 Warrants
To Purchase Shares of Common Stock of

CYTOMEDIX, INC.

THIS IS TO CERTIFY THAT, for value received, The Wall Street Group, Inc., or its assigns, (the “Holder”), is entitled to purchase from Cytomedix, Inc., a Delaware corporation (the “Company”), Ninety Thousand Nine Hundred Nine (90,909) shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), on the terms and conditions hereinafter set forth.

I. Grant and Vesting. The Company hereby grants to the Holder warrants (the “Warrants”) to purchase up to Ninety Thousand Nine Hundred Nine (90,909) shares of Common Stock at a purchase price equal to $1.10 per share. The Warrants shall vest in 1/12 increments on the first day of each month, beginning on September 1, 2007.

II. Exercise Period. The Warrants shall be exercisable commencing upon vesting and continue to be exercisable until 5:00 p.m., Central Standard Time August 31, 2012.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed and delivered as of the October 5, 2007.

CYTOMEDIX, INC.

/s/ Kshitij Mohan
Kshitij Mohan
Chief Executive Officer